Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Sandy McLean
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE NAMES A. ALEXANDER MCLEAN III

AS CHIEF EXECUTIVE OFFICER

GREENVILLE, S.C., (March 24, 2006) — World Acceptance Corporation (NASDAQ:WRLD) announced today that A. Alexander McLean III has been appointed as its Chief Executive Officer, replacing Doug Jones, whose employment with the Company was terminated by the Board of Directors. Mr. McLean has served as the Company’s Chief Financial Officer for the past 16 years.

The Company also announced that Mark C. Roland, the Company’s Chief Operating Officer, has been named President, and Kelly Malson Snape has become Chief Financial Officer. Mr. Roland, who has been with the Company in various operational positions for the last 10 years and has served as the Company’s Chief Operating Officer since April 2005, has over 25 years of experience in the consumer finance industry. Mrs. Snape has over 10 years of public and private accounting experience and has served as the Company’s Vice President of Internal Audit since 2005.

“We appreciate the contributions that Doug has made during the past six years, but the Board of Directors has determined that a change in leadership is in the best interest of the Company at this time,” said James R. Gilreath, Chairman of the Compensation Committee of the Board and one of the Company’s four independent directors.

“The Company continues to perform well in all areas, with delinquencies approaching historical lows and charge-offs well within operating norms. Favorable comparisons in year over year loan balances continue to enhance revenues. As a result, the Company expects earnings per share to exceed the $0.85 expected by analysts for the current quarter, excluding any one time charges that may result from Mr. Jones’ termination, which are estimated to be $0.03 per share,” said McLean. “World is well positioned to continue the expansion plans we are currently pursuing. I intend to keep the Company on its existing strategic path and look forward to working with our management team and field leadership to achieve sound and profitable growth.”

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 620 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

-MORE-

WRLD Names A. Alexander Mclean III as Chief Executive Officer

March 24, 2006

This press release contains various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Specifically, the statements in the fourth paragraph of this press release that express the Company’s expectations regarding fourth quarter earnings per share, the impact and magnitude of charges associated with Mr. Jones’ resignation, and the Company’s expectations of trends and future results in key performance areas such as delinquencies, charge-offs, revenues, expansion and profitability are forward-looking statements. Any such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual performance, financial results, financial condition or expansion plans may vary materially from those anticipated, estimated or expected. Among the key factors that could cause the Company’s actual performance, financial results, or condition to differ from the expectations expressed or implied in such forward-looking statements are the following: changes in interest rates, risks inherent in making loans, including repayment risks and value of collateral; recently-enacted, proposed or future legislations; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and other matters discussed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K filed with, or furnished to, the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, nor for changes made to this document by wire services or Internet services.

###